Exhibit 10.17

Chevron Energy Solutions Company, a division of Chevron U.S.A. Inc. Chevron E5 Contract #: 4012

CONSULTING SERVICES AGREEMENT

Consultant:  Envision Solar International. Inc.             Consultant Address: 4225 Executive Square
                                                                                                                                                              Suite 1000
Consultant Phone: 858-768-5151                                                                                              La Jolla. CA 92037

Taxpayer Identification # (or SS #): 26-1342810

This Consulting Services Agreement ("Contract") is entered into effective as of October 23, 2008, by and between Consultant and Chevron Energy Solutions Company, a division of Chevron U.S.A. Inc., a Pennsylvania corporation, with principal offices at 345 California Street, 18th Floor, San Francisco, CA 94104 ("Company"). The parties hereto agree as follows:

1.
Work Orders. Under this Contract, Consultant shall provide the services (the "Services") and Deliverables (as hereinafter defined), described on Work Orders which shall, from time to time, be attached hereto and incorporated herein by reference. Individual Work Orders issued under this Contract shall constitute Amendments to this Contract and will be fully incorporated herein. Each Work Order shall set forth the scope of work (for both Services and Deliverables) to be performed by Consultant, payment amount and project schedule. The deliverables identified in the Work Orders, and all notes, drafts, drawings, works authored, inventions, and other information and materials created, conceived, or reduced to practice by consultant in completing those deliverables shall be collectively referred to herein as the "Deliverables". Each Work Order shall be subject to all the terms and conditions of this Contract, but shall constitute a separate and independent performance obligation of the part of Consultant and payment obligation on the part of Company.

2.
Use of Subcontractors. Consultant shall not subcontract, assign, or transfer any of its rights or obligations under this Contract without the prior written consent of Company. If Company so consents, Consultant shall remain liable and responsible to Company for the work of any subcontractor to the same extent as if the work had been performed by Consultant,

3.
Changes in Scone of Work. Company requested changes in the Scope of Work, including Services to be provided and Deliverables, and changes to compensation and project schedule shall be made by a subsequently executed Change Order, or new Work Order. Prior to issuing a Change Order or new Work Order, Company may request from Consultant a detailed estimate in writing of the cost for such extra work, and its impact on current work and scheduled completion dates, including (i) a description of work to be performed, including detailed breakdown by identifiable tasks; (ii) the estimated cost of each task; and (111) the expected dale or completion of each task. Consultant shall not proceed with any such additional requested work prior to receiving written Change Order or new Work Order authorizing the Consultant to perform the requested changes. If Company requests certain changes to the work that Consultant believes is outside an existing Scope ot Work, before proceeding with such work, Consultant shall notify Company in writing stating why it believes such work is not included in an existing Scope of Work, and Consultant's estimate of the additional cost of such work and additional time required to perform, if applicable. If the parties disagree on whether or not certain work is within an existing Scope of Work, Consultant shall proceed with performing such work under protest and such dispute shall be resolved in accordance with Section 21, "Dispute Resolution".

4.
Term. Consultant shall complete the Services and complete and deliver to Company the Deliverables on or before the date set forth in the applicable Work Order, unless this Contract is terminated earlier pursuant to Section 16. Notwithstanding the foregoing, Company may suspend or extend time for Consultant's performance at any time, and from time-to-tlme, upon two (2) days prior written notice. Thereafter, Consultant shall resume performance as directed by Company. In the event of such suspension or extension, Consultant shall be entitled to reimbursement for additional costs reasonably and necessarily incurred by Consultant in effecting such suspension or extension period, to the extent that such additional costs are actually incurred, if claimed within thirty (30) days an,er resumption of performance or early termination of the Contract.

5.
Compensation. Company shall pay Consultant for the Services and Deliverables to be performed and delivered in connection with the work as described and identified in the applicable Wurk Order. This amount includes all royalties or other charges for patents, copyrights, trademarks, trade secrets used by Consultant in the performance of this Contract; all allowances for wages, payroll burden (i.e., insurance, payroll taxes, vacations, fringe benefits, etc.), overhead, general and administrative expenses, local telephone calls, postage, insurance, profits, fees; all social security, employment withholdings and taxes, unemployment, gross receipts, income, sales, use, occupation or cither taxes; and all costs and expenses of whatever kind, except as otherwise expressly set forth in the applicable Work Order.

6.
Billing and payment. Consultant shall bill Company monthly for work performed during the month. Consultant shall submit to the Company monthly, on the form provided by Company, a written requisition for payment showing the aggregate value of the Work performed and completed through the iast billing date, from which there shall be deducted retainage, subject to approval by the Company of the amount of the evaluation of the Work stated in each requisition, IT IS IMPFRATIVE THAT THE COMPANY RECEIVE AN ORIGINAL, HARD COPY INVOICE MONTHLY. Consultant's invoices shall set forth in reasonable detail the work performed and amounts due. In addition, Consultant shall submit to Company with its invoice, copies of receipts for each Reimbursable Expense (as defined in the applicable Work Order) over $25. Consultant shall provide copies of any other receipts for expenses for which Consultant has requested reimbursement promptly upon Company's request. Consultant shall submit invoices and copies of receipts to the address set forth in the applicable Work Order. Company shall pay Consultant the undisputed amount of such invoices within forty-five (46) days after Company's receipt and approval of the invoice. Amounts not paid within forty-five (45) days shall accrue interest at a rate of one percent (1%) per month. No payment to Subcontractor will be authorized until Chevron ES receives a Payment and Performance Bond (if required), a current Certificate of Insurance, and any Hen waivers and releases (as required).

7.
Notice. All notices in connection with this Contract shall be in writing, addressed to the addresses set forth below, and shall refer to Company's Contract Number and the number of the applicable Work Order. All notices or other communications so addressed shall be effective when received. Either party may change its address for notices by providing written notice to the other.

To: Company (Project Manager) Chevron tnergy solutions Company, a division of Chevron U.S.A. Inc. As Specified on Work Order	With copy to: Chevron Energy Solutions Company, a division of Chevron U.S.A. Inc. 345 California Street, 18th Floor San Francisco, CA 94104 Attention: Manager, Contract Services	To Consultant: Envision Solar International, Inc, 4225 Executive Square Suite 1000 La Jolla, CA 92037 Attn: Pamela Steven Tel No: 858.768.5151 Fax No: 858.799,4592

8.
Access to Premises and Equipment. Company will arrange for access to premises, facilities, equipment, personnel, and data to the extent reasonably required in order for Consultant to perform the Services and provide the Deliverables. Such access shall be provided during business hours as directed by Company, unless the parties agree on other arrangements. Consultant agrees to comply, and to cause its employees, subcontractors, consultants and any other representatives to comply, with such arrangements, including without limitation, any rules pertaining to use of designated access areas, logging in and out of the premises, or securing permits or identification required to enter the premises. Consultant shall not enter any areas outside of those for which access is provided, without prior written permission from Company.

9.
Independent Contractor. In performing this Contract, Consultant agrees that it is acting as an independent contractor and not as an employee or agent of Company. As an independent contractor. Consultant shall not be eligible for any benefits Company may provide its employees. All persons, if any, hired by Consultant shall be employees of Consultant and shall not be construed as employees or agents of Company in any respect. Consultant shall be responsible for all taxes, insurance and other costs and payments legally required to be withheld or provided in connection with Consultant's performance of this Contract, including without limitation, all withholding taxes, worker's compensation insurance, and similar costs.

10.
Conflict Of Interest. Conflicts of interest relating to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, no Party nor any director, employee or agent of any Party shall give to or receive from any director, employee or agent of any other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate in connection with this Agreement. Likewise, no Party nor any director, employee or agent of any Party, shall without prior notification thereof to all Parties enter into any business relationship with any director, employee or agent of another Party or of any Affiliate of another Party, unless such person is acting for and on behalf of the other Party or any such Affiliate. A Party shall promptly notify the other Parties of any violation of this section and any consideration received as a result of such violation shall be paid over or credited to the Party against whom it was charged. Any representative of any Party, authorized by that Party, may audit the records of the other Parties related to this Agreement, including the expense records of the Party's employees involved in this Agreement, upon reasonable notice and during regular business hours, for the sole purpose of determining whether there has been compliance with this Section.

11.
Non-Compete. During the term of this Contract, Consultant shall not accept any employment or engage in any work for anyone other than the Company to perform work for or on the specified facilities for which the Company has hired the Consultant to provide consulting services as described herein.

12.
Performance. Consultant represents to Company that Consultant possesses the degree ul" skill and knowledge necessary to perform its obligations under this Contract, and that the Services and Deliverables provided by Consultant under this Contract shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed. If Consultant's performance of this Contract requires any permits, licenses, or performance bonds, Consultant has obtained alt such permits, licenses, and performance bonds, and shall maintain them in full force and effect throughout the term of this Contract. Consultant shall provide copies of all such permits, licenses, and performance bunds to Company, upon request. Consultant shall comply with all applicable federal, state, and local laws, codes, and regulations in performing this Contract Consultant will, at its own expense, promptly and properly perform, at the written request of Company, all corrective services necessary to conform the Services and Deliverables to the foregoing representations. Consultant understands and acknowledges that Company will rely upon the competence and completeness of Consultant's Services in fulfilling Company's contractual commitments to third parties.

13.
indemnification. Consultant shall indemnify Company, its directors, officers, agents, and employees and Company's customers' directors, officers, agents and employees against (i) Consultant's willful misconduct and /or negligent acts or omissions in Consultant's performance of this Contract; (ii) Consultant's breach of its covenants set forth in this Contract, including without limitation, its failure to comply with all applicable laws governing performance of the Services or to withhold taxes from its compensation as required by law; (iii) for any and all taxes assessed against Company that are included within the amounts paid to Consultant or otherwise are amounts Consultant is responsible for under this Contract; (iv) for any claim of infringement of any intellectual property rights arising out of or in connection with Consultant's performance or this contract; (v) for all I033, damage, expense and liability resulting from injury to or death of any person or injury to property arising out of or in connection with Consultant's negligent performance of this Contract. Consultant shall, on Company's request, defend any action, claim, or suit asserting a claim covered by this indemnity. Consultant shall pay all costs that may be incurred by Company in enforcing this indemnity, including reasonable attorneys' fees.

14.
Confidential Information. All oral or written records, reports, computer programs, written procedures, materials, documents, data or information In whatever form Company or its affiliates, agents or customers may provide Consultant in connection with this Contract (the "Information") and all Deliverables shall be considered the confidential and proprietary information of Company. Consultant agrees not to disclose, and to cause its employees, subcontractors and any other representatives not to disclose, any of the Information or Deliverables to any third party or use any such Information or Deliverables for any purpose other than the performance of this Contract, without the prior written consent of Company. Without limiting the foregoing, (i) if Consultant knew the same information or deliverables before Company disclosed it or caused it to be disclosed to Consultant or before Consultant created it for this Contract; (ii) if Consultant obtains the same information or deliverable from a third party who did not receive it directly or indirectly from Company or its affiliates, agents or customers; or (iii) if such Information or Deliverable is, at the time of disclosure by Consultant, in the public domain through no act or omission of Consultant, Consultant may use or disclose such information or deliverable as permitted by Consultant's other obligations. The obligations imposed by this Section shall survive termination of this Contract All Information and Deliverables shall be returned to Company at the earlier of Company's request or termination or completion of this Contract. As damages may not be an adequate remedy for Consultant's breach of this Section, Consultant agrees that Company also shall be entitled to the remedies of injunctive relief and specific performance for any breach by Consultant of this Section or Section 15.

15.
Ownership. Company shall own all Information and Deliverables and all rights therein, including without limitation, all patent, copyright, trademark, service mark, trade secret or other intellectual property rights therein. Consultant shaJJ obtain and/or retain no right, title or interest in or to the Information and/or the Deliverables, including without limitation, any patent, copyright, trademark, service mark, trade secret or other intellectual property rights therein, and hereby assigns and transfers to Company any such rights Consultant may have in such Information and Deliverables-Consultant agrees that any copyrightable Deliverables are a work for hire. Consultant further agrees to execute, deliver, and perform all documents, acts, or things that may be necessary to assign or transfer to Company the rights granted hereby. Notice of copyright ownership of Company shall be placed by Consultant on all Deliverables in a manner and location as to give reasonable notice of the claim of copyright. To Consultant's actual knowledge, the Services and the Deliverables do not infringe on the ownership or intellectual property rights of any third party. Application for copyright and/or patent registration shall be the responsibility of Company. Consultant shall deliver such Information and Deliverables free and clear of all liens, claims, and encumbrances of any kind. The obligations imposed by this Section shall survive termination of this Contract.

16.
Termination. Company may terminate this Contract or any Work Order hereto at any time for any reason by providing two (2) days prior written notice to Consultant, such termination to be effective at the end of the two (2) day notice period In the event of such termination. Company shall pay Consultant for Services and Deliverables satisfactorily performed and for all Reimbursable Expenses, if any, incurred by Consultant on or before the effective date of termination. Upon receipt of notice of termination from Company, Consultant shall thereafter seek to minimize further charges under this Contract or the applicable Work Order, whichever has been terminated. Unless earlier terminated, each Work Order shall terminate effective as of the date set forth thereon, subject to any extensions pursuant to Section 4.

17.
Access to Work and Records, Company shall have, during the term of the Contract and for two years thereafter, access at all reasonable times to all of the Consultant's and Consultant's subcontractors" personnel, accounts and records or all description pertaining to the Contract, including but not limited to computer files, to verify or review the quantity, quality, and progress of the Services, reimbursable costs, amounts claimed by the Consultant, estimates of cost for fixed rates including those applicable to proposed changes, and for any other reasonable purposes.

18.
Insurance. Consultant shall maintain the following insurance coverage. An insurance certificate (or copy of insurance policy) and a completed Federal Form W-9 must be provided to the Company at the time of execution of this Contract and must be in effect during all periods of subsequent Work Orders. Consultant is also responsible for Its subcontractors maintaining sufficient limits of the same insurance coverage.

a)      Workers' Compensation and Employers' Liability.

(i)	Workers' Compensation insurance or self-insurance indicating compliance with any applicable labor codes, acts, laws or statutes, state or federal, where Consultant performs work.

(ii)	Employers' Liability insurance shall not be less than 31,000,000 for injury or death each accident.

b)      Commercial General Liability.

(i)	Coverage shall be at least as broad as the Insurance Services Office (ISO) Commercial General Liability Coverage "occurrence" form, with no coverage deletions,

(ii)
The limit shall not be less than $1,000,000 each occurrence for bodily injury, property damage and personal injury. If coverage is subject to a general aggregate limit, this  aggregate limit shall be twice the occurrence limit.

(iii)
Coverage shall: a) by "Additional Insured" endorsement add as insureds Company, its directors, officers, agents and employees with respect to liability arising out of work performed by or for the Consultant; and b) be endorsed to specify that the Consultant's insurance is primary and that any insurance or self-insurance maintained by Company shall not contribute with it.

c)      Business Auto.

(i)	Coverage shall be at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, codes 7 and O, for hired and non- owned autos.

(ii)	The limit shall not be less than $1,000,000 each accident for bodily injury and property damage.

(iii)
Notwithstanding the foregoing, Consultant indemnifies Company from all loss, claims, costs, and liabilities, resulting from or arising out of Consultant's use of any automobile in connection with the performance of this Contract.

d)      Professional Liability Insurance.

(i)
Errors and Omissions Liability insurance appropriate to the Consultant's profession. Coverage shall be for a professional error, act, or omission arising out of the scope of services shown in the Contract.

(ii)	The limit shall not be less than $1,000,000 for each claim. If coverage is subject to an aggregate, this anfjrGgate limit shall be twice each claim limit.

e)      Additional Insurance Provisions.

(i)	Simultaneous with Consultant's execution of this Contract, Consultant shall furnish Company with certificates of insurance and endorsements of all required insurance for Consultant.

(ii)	The documentation shall state that coverage shall not be cancelled except after thirty (30) days prior written notice has been given to Company.

(iii)
The documentation must be signed by 9 person authorized by that insurer to bind coverage on its behalf and shall be submitted to: Chevron Energy Solutions Company, a division of Chevron U.S.A. Inc., 345 California Street, 18th Floor, San Francisco. CA  94104, Attention; Contract Administrator.

(iv)	Company may inspect the original policies or require complete certified copies, at any time.

(v)	Upon request, Consultant shall furnish Company the same evidence of insurance for the subcontractors as Company requires of Consultant,

19.
Limitation of Liability. NOTWITHSTANOtNG ANYTHING CONTAINED IN THIS CONTRACT TO THE CONTRARY, COMPANY SHALL NOT BE LIABLE TO CONSULTANT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS CONTRACT, IRRESPECTIVE OF EITHER PARTY'S FAULT, NEGLIGENCE (IN WHOLE OR PART), OR STRICT LIABILITY.

20.
Precautions and Protection to Property. Consultant shall plan and perform all Services, including without limitation, any Services to be performed on the premises of Company, its customers, or other third parties, so as to safeguard persons and property from injury, and to assure compliance with all reasonable and safe work practices, and federal, state, and local laws, rules and regulations, including without limitation, those applicable to work in areas adjacent to electrically charged racililies. Company may require, at Company's expense, the provision of any additional safeguards not in use but considered necessary or prudent, in Company's reasonable judgment. As part of these efforts, Consultant will assure that all of its employees, subcontractors and any other representatives that perform any Services on the premises of Company, its customers or other third parties refrain from the use, abuse, possession, selling or purchasing of illegal drugs or controlled substances, as defined under applicable federal or state law, and from the use at any time (including without limitation at meals) of alcohol, prescription drugs, or any other substance that could impair the ability to perform the Services in accordance with this Contract or to maintain a safe work place. Where reasonable cause exists to believe the foregoing provision has been violated, Consultant shall notify Company and take all appropriate steps to determine the existence of and eliminate any violation.

21.
Dispute Resolution, in the event of a dispute, controversy, or claim arising out of or relating to this Contract, the Parties shall confer and attempt to resolve such matter informally. If such dispute or claim cannot be resolved in this manner, then the dispute or claim shall be referred first to the Parties' executive officers for their review and resolution. If the dispute or claim still cannot be resolved by such officers, then the matter shall be arbitrated and either Party may file a written demand for arbitration with Judicial Arbitration & Mediation Services ("JAMS") and shall send a copy of such demand to the other Party. The arbitration shall be conducted pursuant to the appropriate JAMS Arbitration Rules in effect at the time the arbitration is commenced. For amounts in excess of 5250,000, JAMS Comprehensive Arbitration Rules and Procedures shall apply. For lesser disputed amounts, JAMS Streamlined Arbitration Rules and Procedures shall apply. The award rendered by the arbitrator shall be final and binding on the Parties and shall be deemed enforceable in any court having jurisdiction thereof and of the Parties. The arbitration shall be heard by one arbitrator, who shall have experience in the general subject matter Lo which the dispute relates- The arbitration shall take place at the JAMS office geographically closest to the site where the Work or Services has been performed.

Fee Shifting: If either party ("Party") becomes involved in arbitration or litigation ("Proceeding) arising from or relating to this Contract or the performance of it, the court or arbitrator(s) in such Proceeding, or in a separate proceeding, shall award to the prevailing Party or Parties alt reasonable attorney fees, expert witness fees, and all other costs and expenses incurred in, arising from, or relating to such Proceeding.

22.
Hazardous_Materials. Consultant's_Duties Regarding Management of Hazardous Materials: consultant shall oe responsible for complying with all Applicable Laws with respect to the removal and proper disposal of all Hazardous Materials brought onto or generated by Consultant or by any of

Its Subcontractors in the course of performing the Work. Consultant shall defend, indemnify and hold the Company and Customer harmless from and against any and all losses, damages, expenses, fees, claims, costs and liabilities (including, but not limited to, attorneys' fees and costs of litigation) arising out of or in any manner related to the release or threatened released ot any Hazardous Materials brought onto or generated by Consultant during the course of performing the Work. It is expressly understood that this responsibility includes protecting the Company and Customer from any clean-up responsibility imposed on the Company or Customer under Applicable Laws.

Consultant shall not be responsible for any pre-existing Hazardous Materials at the Site. Consultant shall provide written notice to the company immediately upon the discovery of any pre-existing Hazardous Substances. Except in case of emergency, Consultant, or any of its subcontractors, shall not disturb, disrupt, remove," alter, dislodge, or otherwise handle any pre-existing Hazardous Substances at the Site without the prior written consent of the Company. As appropriate, the company will issue a Work Order to Consultant for the removal of any pre-existing Hazardous Substances from the Site. Consultant shall defend, indemnify and hold the company and Customer harmless from and against any and all losses, damages, expenses, fees, claims, costs and liabilities (including, but not limited to, attorneys' fees and costs of litigation) arising directly out of Consultant disturbing or causing a release of any Hazardous Substances at the Site.

UNDER NO CIRCUMSTANCES SHALL THE COMPANY BE LIABLE FOR ANY INJURY TO CONSULTANT WHICH IS THE RESULT OF CONSULTANT'S EXPOSURE TO HAZARDOUS SUBSTANCES.

The term "Hazardous Materials" as used herein means any material that, because of its quantity, concentration, or physical or chemical characteristics, poses a significant present or potential hazard to human health and safety or to the environment if released into the workplace or the environment.

23.
Chevron .Policies. Consultant and agency personnel are expected to comply with applicable Chevron and Chevron ES Policies (such as the Contract and Travel Policies) and Compliance Practices and Procedures (such as non-use of drugs, anti-harassment, and cell phone usage guidelines). Consultant's supervisor shall be responsible for informing the Consultant of applicable policies and ensuring that they are followed.

24.
Miscellaneous, (a) Choice of Laws. THIS CONTRACT SHALL BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA, EXCLUDING ANY CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAW OF ANOTHER JURISDICTION, (b) Waiver. The waiver by either party of any provision of this Contract shall not be deemed to be a waiver of the entire Contract, nor a continuing waiver of the same provision, (c) Severability. If any provision of this Contract is determined to be unenforceable, such unenforceable provision shall be deemed deleted from this Contract and this Contract shall be enforced without such provision, (d) Prior Work. Services performed by Consultant pursuant to Company's authorization, but before the execution of this Contract, shall be considered as having been performed subject to the provisions of this Contract (e) Publicity. Consultant shall not release any Information or Deliverables or any other information relating to this Contract, including without limitation, its existence, without the prior written approval of Company, and without giving Company the opportunity to review and comment upon any requested release, unless the disclosure is otherwise required by law. (f) Entire Agreement- This Contract, including any applicable Work Order attached hereto, contains the entire agreement and understanding between the parties as to the subject matter of the Contract and supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions between Company and Consultant, whether oral or written, (g) Public Testimony. If requested by Company, Consultant shall provide testimony before the California Public Utilities Commission or any other public agency to substantiate the Deliverables, at additional compensation to the Consultant, (h) Amendment. This Contract may not be amended except by a writing executed by both parties hereto. No oral amendment shall be enforceable, even if supported by new consideration, (i) Conflicting Terms. In the event of any conflict between the terms of this Contract and the terms of a Work Order, the terms of the Work Order shall control, (j) Energy Policy Act. Consultant agrees that for the Work on the Project hereunder, Chevron ES shall be the "designer* as that term is identified in the Energy Policy Act of 2005, and Chevron ES shall have the exclusive right to report to any federal, state, or local agency, authority or other party, including without limitation under Section 179(b) of the Energy Policy Act of 2005, any tax benefit associated with the Work.

25.
Communication. Unless otherwise provided in writing, Consultant communications by and with the Owner, Architect, Contractors, and other Consultants and suppliers of the Company, regardless of tier, shall be through the Company,

26.
Data_Privacy. Consultant will comply with all reasonable requests of Company with respect to protecting personal data of Company employees, customers, and suppliers it receives in connection with its performance of this Contract, including but not limited to following Company's instructions in connection with processing such personal data; implementing adequate security measures to protect such personal data; not disclosing such pereonal data to any third party without Company's written permission; and complying with all applicable data privacy laws.

27.
Successors and Assigns. This Agreement may not be assigned by either party in whole or in part without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed; provided however, that Company may assign this Agreement and all related agreements without the consent of Consultant (i) to an affiliate; (ii) to an entity that is controlled by, controls, or is under common control with Company; or (iii) pursuant to a merger, consolidation, transfer of substantially all its assets, or by operation of law; and provided further that Company may assign its rights, but not its obligations, under this Agreement and ail related agreements without the consent of Consultant to (x) a lender providing financing to Company, or (y) a special purpose entity that is an affiliate of or is controlled by such lender. This Agreement will be binding on, enforceable by, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Any assignment made in contravention of this clause shall be void and unenforceable.

IN WITNESS WHEREOF, the duly authorized representative of each of the parties hereto has executed this Contract in duplicate originals to be effective as of the date and year first written above.

ENVISION SOLAR INTERNATIONAL, INC.	CHEVRON ENERGY SOLUTIONS COMPANY
A division of Chevron U.S.A. Inc.

By: /s/ Pamela Stevens	By: William Brookenborough
Print Name: Pamela Stevens	Print Name: William Brookenborough
Its: Chief Operating Officer	General manager - Operations